Exhibit 4.28

(1)       SANKATY EUROPEAN INVESTMENTS III S.À R.L.

(2)       GRINDROD SHIPPING PTE. LTD.

and

(3)       IVS BULK PTE. LTD.

SHAREHOLDERS’ AGREEMENT

In respect of

IVS BULK PTE. LTD.

TABLE OF CONTENTS

		Page

1	DEFINITIONS	3

2	INTRODUCTION	16

3	NAME AND BUSINESS OF THE COMPANY	17

4	EMERGENCY FUNDING	17

5	BANKING, ACCOUNTING AND INFORMATION ARRANGEMENTS	19

6	BOARD AND SHAREHOLDERS’ MEETINGS	21

7	DIVIDEND AND DISTRIBUTION POLICY	24

8	GRINDROD PARENT PAYMENTS	26

9	PUT OPTION	27

10	DEFAULT	28

11	VOLUNTARY SALE OF VESSELS AND SHIPBUILDING CONTRACTS	32

12	TERMINATION	36

13	TRANSFER OF SECURITIES / VESSELS	40

14	FUTURE OPPORTUNITIES	41

15	PARTIES DUTIES TO EACH OTHER	42

16	CERTAIN TAX MATTERS	42

17	CONFIDENTIALITY	45

18	REPRESENTATIONS AND WARRANTIES	46

19	WAIVER	47

20	COSTS AND TAXES	47

21	ANTI-BRIBERY, ANTI-CORRUPTION AND SANCTIONS	47

22	ASSIGNMENT	48

23	THIRD PARTY RIGHTS	48

24	SEVERABILITY	48

25	ENTIRE AGREEMENT	49

26	SUPREMACY OF AGREEMENT	49

27	NOTICES, ETC.	49

28	NO PARTNERSHIP	50

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29	VARIATION AND COUNTERPARTS	50

30	CONSEQUENTIAL LOSS	50

31	THE COMPANY AS PARTY	50

32	GOVERNING LAW AND DISPUTE RESOLUTION	50

SCHEDULE 1 RESERVED MATTERS	56

SCHEDULE 2 COMPANY, OWNERS AND VESSELS	58

PART A – THE COMPANY	58

PART B – THE OWNERS AND VESSELS	58

ANNEX A - DEFAULT CALL OPTION NOTICE	59

SCHEDULE 3 DEED OF ADHERENCE	60

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THIS SHAREHOLDERS’ AGREEMENT DATED 14 February 2020

BETWEEN:

(1)	SANKATY EUROPEAN INVESTMENTS III S.À R.L. a private limited liability company incorporated in Luxembourg with its registered office at 4, rue Lou Hemmer, L-1748, Luxembourg Findel (Sankaty, which term shall include any Affiliates to whom Sankaty transfers Securities in accordance with the terms of this Agreement);

(2)	GRINDROD SHIPPING PTE. LTD., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (Grindrod, which term shall include any Affiliates to whom Grindrod transfers Securities in accordance with the terms of this Agreement);

(together, the Parties and each a Party),

and

(3)	IVS BULK PTE. LTD., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the Company).

BACKGROUND

A.	Whereas, on the date hereof, (i) Regiment and Grindrod will enter into a Share Purchase Agreement (the Regiment Sale Agreement), pursuant to which Grindrod will purchase from Regiment all A Shares and 9 087 225 (nine million eighty seven thousand two hundred and twenty five) of the Preference Shares of which Regiment is the registered and beneficial holder, (ii) the Parties and the Company will enter into this Agreement, and (iii) the Parties will enter into the Sankaty Loan Agreement.

B.	As of the date hereof, the Parties jointly own the Company, which is the holding company for the Group and owns all of the issued shares of the Owners.

C.	The purpose of this Agreement is to replace the Existing Shareholders’ Agreement, and set out the terms and conditions on and subject to which the Group is to be operated as a joint venture and the manner in which the affairs of the Group are to be regulated.

It is agreed as follows:

1	DEFINITIONS

1.1	In this Agreement, including the schedules and the recitals:

1.1.1	A Shares means the shares designated as “A” class shares in the Company;

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1.1.2	Administration Management Agreement means the administration agreement in the Agreed Form entered into between the Company and the Administration Manager in connection with the Existing Shareholders’ Agreement, which for the avoidance of doubt shall remain in effect under such terms previously agreed to by the Parties;

1.1.3	Administration Manager means Grindrod;

1.1.4	Affected Party has the meaning given to it in Clause 10.1;

1.1.5	Affected Party’s Securities has the meaning given to it in Clause 10.3;

1.1.6	Affiliate means in relation to any person, any other person that directly or indirectly manages or Controls, is managed or Controlled by, or is under common management or Control with such first person, provided that, unless expressly provided for otherwise herein, no Group Company shall constitute an Affiliate of either of the Parties;

1.1.7	Aggregate Proceeds means, with respect to Sankaty, at any time, the aggregate amount of proceeds that Sankaty and its Affiliates have received (by way of Distribution or proceeds of sale of Shares to Grindrod), in each case with respect to, and in their capacity as holder of, the Shares held by Sankaty and its Affiliates;

1.1.8	Agreed Form means a form agreed between the Parties on or prior to the date hereof and for the purposes of identification initialled by or on behalf of each of the Parties;

1.1.9	Approved Brokers means:

1.1.9.1.	Clarksons;

1.1.9.2.	Braemar;

1.1.9.3.	Hartland;

1.1.9.4.	Fearnleys; and

1.1.9.5.	Simpson Spence Young (SSY).

1.1.10	Approved Finance means any financing or refinancing of any of the Vessels from a reputable international bank or banks approved by the Parties in accordance with this Agreement that may be in place from time to time;

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1.1.11	Approved Finance Documents means the documents executed or to be executed pursuant to the Approved Finance;

1.1.12	B Shares means the shares designated as “B” class shares in the Company;

1.1.13	Board means the board of directors of a Group Company as the context may require;

1.1.14	Business has the meaning given to it in Clause 3.2;

1.1.15	Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in London, New York, Luxembourg and Singapore;

1.1.16	Business Plan means the initial business plan for the Group Companies in the Agreed Form as amended or updated from time to time in accordance with Clause 5;

1.1.17	CACIB Facility Agreement means the facility agreement, with Crédit Agricole Corporate and Investment Bank, Singapore Branch, and Hamburg Commercial Bank AG, Singapore Branch, as the mandated lead arrangers, in accordance with which a term loan facility of USD119 500 000 (one hundred and nineteen million five hundred thousand United States Dollars) is provided to the Company, inter alia, for the purposes of refinancing the following vessels: “IVS HIRONO”, “IVS WENTWORTH”, “IVS PHINDA”, “IVS SPARROWHAWK”, “IVS KESTREL”, “IVS THANDA”, “IVS BOSCH HOEK”, “IVS SWINLEY FOREST”, “IVS TEMBE”, “IVS SUNBIRD” and “IVS GLENEAGLES”;

1.1.18	CACIB Lenders means the “Lenders” as defined in the CACIB Facility Agreement;

1.1.19	Chargee means any person (or any nominee, agent or trustee of or on behalf of such person) to whom any Securities have been charged by way of security (but excluding for the avoidance of doubt any lien which the Company may have over any such Securities) and any receiver, receiver and manager, any judicial manager, administrative receiver or any other similar manager in respect of the whole or any part of such Securities appointed by such person, provided that no person shall be a Chargee unless the relevant security interest over the Securities charged in favour of that person were granted in accordance with Clause 13.2;

1.1.20	Code means the United States Internal Revenue Code of 1986, as amended.

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1.1.21	Commercial Management Agreements means the commercial management agreements in the Agreed Form entered into between the Commercial Manager and the Owners of the Vessels in connection with the Existing Shareholders’ Agreement, which for the avoidance of doubt shall remain in effect under such terms previously agreed to by the Parties;

1.1.22	Commercial Manager means Grindrod;

1.1.23	Communication shall have the meaning given to it in Clause 27.1;

1.1.24	Company has the meaning given to it in the preamble;

1.1.25	Completion Time has the meaning given to it in Clause 10.6;

1.1.26	Confidential Information has the meaning given to it in Clause 17.1.2;

1.1.27	Constitution means the constitution (or equivalent constitutional documents) of each Group Company, as amended and in effect;

1.1.28	Control means in respect of a person, the power directly or indirectly to manage or govern such person, or the power to appoint all the members of the managing and governing bodies of such person, or such members of such managing and governing bodies as are able to exercise the majority of voting rights thereon if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner);

1.1.29	Conversion Shares has the meaning given to it in Clause 4.2;

1.1.30	Deed of Adherence means the deed of adherence in the form set out in Schedule 3;

1.1.31	Default Call Option has the meaning given to it in Clause 10.3;

1.1.32	Default Call Option Notice has the meaning given to it in Clause 10.4;

1.1.33	Default Notice has the meaning given to it in Clause 10.1;

1.1.34	Default Option Completion has the meaning given to it in Clause 10.6;

1.1.35	Directors means, together, the Majority Shareholder Directors and the Minority Shareholder Director;

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1.1.36	Discounted Reserve Price has the meaning given to it in Clause 12.2.6;

1.1.37	Distribution means any distribution made by the Company to the Shareholders in their capacity as holders of Shares, whether in cash, property, or securities and whether by dividend, liquidating distribution, recapitalisation or otherwise; provided that any recapitalisation, exchange, bonus issue, consolidation or subdivision of any outstanding Shares, in each case that involves only the receipt by Shareholders of shares (and no other consideration) in exchange for or in connection with any such recapitalisation, exchange, bonus issue, consolidation or subdivision, shall not be a Distribution;

1.1.38	Emergency Funding has the meaning given to it in Clause 4.1;

1.1.39	En Bloc means a group of two or more;

1.1.40	Encumbrance means a charge, mortgage, pledge, lien, option, restriction or any other third party right or security interest of any kind and any agreement, arrangement or obligation (including any conditional obligation) to create any such right or interest;

1.1.41	Enforcement Proceedings has the meaning given to it in Clause 32.4;

1.1.42	Event of Default means, with respect to a Shareholder, any of the following:

1.1.42.1.	such Shareholder is unable, or admits its inability, to pay its debts as they fall due; or

1.1.42.2.	any action, proceedings, procedure or step is taken in relation to:

1.1.42.2.1	the suspension, arrangement or compromise of debts or payments, winding up, dissolution, administration or reorganisation (other than a solvent reorganisation) of such Shareholder; or

1.1.42.2.2	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of such Shareholder or its assets, or

1.1.42.3.	a moratorium (or similar restriction imposed under any bankruptcy or similar regimes) (a Moratorium) is declared or arises in respect of any of the indebtedness, property or undertaking of such Shareholder, or the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of such Shareholder or its assets; or

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1.1.42.4.	(i) a Moratorium is declared or arises in respect of Grindrod Parent or any of its Subsidiaries, and (ii) application is made by Grindrod Parent or any of its Subsidiaries to the High Court of the Republic of Singapore (or other applicable court) for the extension of such Moratorium to any Group Company; or

1.1.42.5.	for as long as the Sankaty Loan Agreement remains outstanding, the occurrence of any event of default under Section 9.01 of the Sankaty Loan Agreement after giving effect to any cure periods (to the extent applicable) expressly provided for in Section 9.02 of the Sankaty Loan Agreement.

1.1.43	Existing Demand Loans means all loans advanced as “Demand Loans” in terms of the Existing Shareholders’ Agreement;

1.1.44	Existing Shareholders’ Agreement means the written shareholders’ agreement entered into between the Parties, Regiment and the Company, dated 11 December 2013, as amended by the twelve (12) deeds of amendment thereto (such deeds of amendment having been made on 4 February 2015, 20 January 2016, 1 April 2016, 25 April 2016, 6 July 2016, 31 October 2016, 31 January 2019, 20 April 2019, 13 June 2019, 11 September 2019, 29 November 2019 and 27 December 2019 respectively);

1.1.45	Fair Market Value means, with reference to the Securities held by a Shareholder at any time, an amount determined by the auditors (or Replacement Auditors, as applicable) of the Company (on the written request of any Shareholder, and on the basis that the auditors shall be acting in all respects contemplated in this Clause 1.1.45 as experts not as arbitrators) equal to the aggregate of:

1.1.45.1.	the value of all of the issued A Shares forming part of such Securities, calculated as the product of (i) percentage of all of the issued A Shares held by such Shareholder multiplied by (ii) the Net Asset Value, where Net Asset Value is derived as:

1.1.45.1.1	the aggregate market value of all Vessels, valued in accordance with the provisions of Clause 11.2; plus

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1.1.45.1.2	positive cash on the Group’s accounts; plus

1.1.45.1.3	the book value of any other assets of the Group; minus

1.1.45.1.4	the aggregate value of the Group’s liabilities;

1.1.45.2.	the aggregate issue price of such Shareholder’s Preference Shares (save to the extent that the auditors determine that the financial position of the Group is such that a lower value should be attributed thereto, in which case such lower value determined by the auditors shall be utilised in place of the issue price of such Shareholder’s Preference Shares); and

1.1.45.3.	the face value of such Shareholder’s Shareholder Loans, together with all unpaid interest due thereunder (save to the extent that the auditors determine that the financial position of the Group is such that a lower value should be attributed thereto, in which case such lower value determined by the auditors shall be utilised in place of the issue price of such Shareholder’s Shareholder Loans and the unpaid interest due thereunder), provided that the costs of the auditors in making such determination shall be paid by the Company;

1.1.46	Grindrod Group means any of Grindrod and any subsidiaries or Affiliates of Grindrod;

1.1.47	Grindrod Parent means Grindrod Shipping Holdings Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03- 01 Southpoint, Singapore 089763;

1.1.48	Grindrod Parent Payment has the meaning given to it in Clause 8.1.1;

1.1.49	Grindrod Parent Undertaking means the written undertaking, addressed, or to be addressed, by Grindrod Parent to Sankaty, to the effect that Grindrod Parent shall not, and shall cause each of its Subsidiaries and Affiliates to not, without the prior written consent of the Board and Sankaty, submit any application to the High Court of the Republic of Singapore (or other applicable court) for the extension of any Moratorium to any Group Company;

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1.1.50	Grindrod Vessels means handysize and supramax drybulk vessels (other than the Vessels as defined herein) owned and/or operated and/or chartered by the Grindrod Group and operated, from time to time, pursuant to the Pooling Agreements;

1.1.51	Group means the Company and each Owner and Group Company means any of them;

1.1.52	Indebtedness has the meaning given to it in Clause 10.7.2.2;

1.1.53	Indemnity Agreement means the indemnity agreement concluded, or to be concluded, between Sankaty, GSH, the Company and Grindrod;

1.1.54	Interim Conservatory Proceedings has the meaning given to it in Clause 32.4;

1.1.55	IRR shall mean the Sankaty’s internal rate of return, as of any date, where such internal rate of return hall be the annually compounded discount rate which results in the following amount having a net present value equal to zero: (i) the amount of Aggregate Proceeds, if any, received by Sankaty and its Affiliates from time to time on a cumulative basis through such date, minus (ii) the aggregate value of Sankaty and its Affiliates’ Original Investments;

1.1.56	IRR Calculation has the meaning given to it in Clause 7.4;

1.1.57	Lender means, in relation to any Approved Finance, the lender or lenders providing such Approved Finance;

1.1.58	Liquidating Distribution means a Distribution: (i) made upon final liquidation of the Company; or (ii) of the proceeds of a Vessel-sale process pursuant to which the Group collectively continues to own no more than two Vessels; or (iii) made at any time at which the Group collectively continues to own no more than two Vessels;

1.1.59	Lock-In Period means a period beginning on the date hereof and ending on the 12 month anniversary of the date hereof.

1.1.60	Majority Shareholder means, as of such time of determination, the Shareholder that holds greater than 50% of the Class A Shares.

1.1.61	Majority Shareholder Directors means the director or directors appointed by the Majority Shareholder to a Board;

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1.1.62	Management Agreements means together the Administration Management Agreement, the Commercial Management Agreements and the Technical Management Agreements;

1.1.63	Mandatory Sale Approved Brokers has the meaning given to it in Clause 12.2.6;

1.1.64	Minority Shareholder means, as of such time of determination, the Shareholder that holds between 10% and 50% of the Class A Shares;

1.1.65	Minority Shareholder Director means a director appointed by the Minority Shareholder to the Board;

1.1.66	Moratorium has the meaning given to it in Clause 1.1.42.3.

1.1.67	Net Asset Value has the meaning given to it in Clause 1.1.45.1;

1.1.68	Non-Affected Party has the meaning given to it in Clause 10.1;

1.1.69	Non-Objecting Party has the meaning given to it in Clause 10.11;

1.1.70	Non Participating Shareholder has the meaning given to it in Clause 4.2;

1.1.71	Objecting Party has the meaning given to it in Clause 10.11;

1.1.72	Offer has the meaning given to it in Clause 13.4.1;

1.1.73	Offered Shares has the meaning given to it in Clause 4.2;

1.1.74	Option Price has the meaning given to it in Clause 9.1.2;

1.1.75	Original Investment means, with respect to the Shares held by Sankaty, the original subscription price (or original purchase price from Grindrod, if relevant) paid for all A Shares held by Sankaty from time to time;

1.1.76	Original Transferor Party has the meaning given to it in Clause 13.1;

1.1.77	Owners means together those Group Companies set out in Schedule 2 and any other wholly owned subsidiary of the Company which from time to time becomes a party to a Shipbuilding Contract and/or owns a Vessel and Owner means any of them;

1.1.78	Party/Parties A has the meaning given to it in the Introduction of this Agreement;

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1.1.79	Policy has the meaning given to it in Clause 21.1.1;

1.1.80	Pool means in respect of a Pooling Agreement, the organisation of a group of Vessels, together with Grindrod Vessels administered by the Pool Manager in accordance with such Pooling Agreement;

1.1.81	Pool Manager means Grindrod;

1.1.82	Pool Vessels means those handysize and supramax drybulk Vessels operated by the Pool Manager from time to time and which are subject to the Pooling Agreements;

1.1.83	Pooling Agreements means the 2 (two) vessel pooling agreements in the Agreed Form entered into between Grindrod and the Owners of the Pool Vessels in relation to the pooling of earnings for the Pool Vessels and Grindrod Vessels and their distribution;

1.1.84	Preference Shares means the preference shares in the Company;

1.1.85	Prescribed Price has the meaning given to it in Clause 10.3;

1.1.86	Pro Rata Percentage means, with respect to each of Sankaty and Grindrod, the Class A (percentage) applicable to such Party in Section 2.1.

1.1.87	Put Notice has the meaning given to it in Clause 9.1.1;

1.1.88	QEF Election means a “Qualified Electing Fund” election made by any Party (or any direct or indirect investor in any Party) with respect to the Company pursuant to Code Section 1295;

1.1.89	Regiment means Regiment Capital Ltd, an exempted company incorporated in the Cayman Islands with limited liability with its registered office at Maples Corporate Services, P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104;

1.1.90	Regiment Sale Agreement has the meaning given to it in the Background clause.

1.1.91	Relevant Sector has the meaning given to it in Clause 15.2.1;

1.1.92	Remaining Approved Brokers has the meaning given to it in Clause 11.2.4.2;

1.1.93	Repayment Amount has the meaning given to it in Clause 8.2;

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1.1.94	Replacement Approved Broker has the meaning given to it in Clause 11.2.4.3;

1.1.95	Replacement Auditors means an independent auditor to be mutually agreed in writing by the Parties;

1.1.96	Reserve Price has the meaning given to it in Clause 11.2.10;

1.1.97	Reserved Matters means those matters listed in Schedule 1;

1.1.98	Revised Prescribed Price has the meaning given to it in Clause 10.12;

1.1.99	Sanctions means the economic sanctions laws, rules and regulations from time to time imposed by the relevant authorities of Singapore, United Kingdom, United States of America, South Africa, the European Union or the United Nations;

1.1.100	Sankaty Indemnified Payment has the meaning given to it in Clause 8.1.3;

1.1.101	Sankaty Loan Agreement means the Financing Agreement concluded, or to be concluded, by and among Grindrod, Sankaty, and the lenders party thereto;

1.1.102	Securities means Shares, Preference Shares and/or Shareholder Loans, or any other security that may be issued by the Company from time to time;

1.1.103	Selected Approved Brokers has the meaning given to it in Clause 11.2.1;

1.1.104	Shareholder Loan has the meaning given to it in Clause 4.1;

1.1.105	Shareholders means the shareholders of the Company from time to time and Shareholder means any one of them;

1.1.106	Shareholding shall mean the percentage shareholding in the Company of each Shareholder of issued A Shares from time to time;

1.1.107	Shares mean the issued shares in the Company from time to time, comprising A Shares, B Shares and Preference Shares;

1.1.108	Shipbuilding Contracts means any shipbuilding contracts, sale contracts and/or contracts ancillary thereto entered into by or assigned to a Group Company pursuant to which a Vessel is to be built, purchased, equipped and delivered to such Group Company;

1.1.109	Signature Date means the date of last signature of this Agreement by the Parties and the Company;

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1.1.110	Simple Majority means, in respect of any matter, where more votes are cast for by a Board (or where relevant a committee of the Board) or shareholder resolution than against it;

1.1.111	Supramax Vessel means any Vessel which falls in the 55,000 – 64,000 dead weight tonnage range;

1.1.112	Technical Management Agreements means the technical management agreements in the Agreed Form entered into between the Technical Manager and each of the Owners pursuant to the terms of the Existing Shareholders’ Agreement, which for the avoidance of doubt shall remain in effect under such terms previously agreed to by the Parties;

1.1.113	Technical Manager means Grindrod;

1.1.114	Termination Notice shall have the meaning given to it in Clause 12.1;

1.1.115	Tranche 1 Return has the meaning given to it in Clause 7.2.1;

1.1.116	Tranche 2 Return has the meaning given to it in Clause 7.2.2;

1.1.117	Tranche 3 Return has the meaning given to it in Clause 7.2.3;

1.1.118	Transaction Documents means:

1.1.118.1.	this Agreement;

1.1.118.2.	the Administration Management Agreement;

1.1.118.3.	the Commercial Management Agreements;

1.1.118.4.	the Technical Management Agreements;

1.1.118.5.	the Shipbuilding Contracts;

1.1.118.6.	the Finance Documents; and

1.1.118.7.	any other documents to be executed pursuant hereto or otherwise in connection with the Vessels;

1.1.119	Transfer Notice has the meaning given to it in Clause 13.3;

1.1.120	Transfer Securities has the meaning given to it in Clause 13.3;

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1.1.121	Transferor has the meaning given to it in Clause 13.3;

1.1.122	USD or Dollars means the lawful currency of the United States of America;

1.1.123	Vessels means the vessels owned by the Owners as at the Signature Date, as set out in Schedule 2 Part B, and Vessel means any of them; and

1.1.124	Voluntary Sale Approved Brokers has the meaning given to it in Clause 11.2.10.

1.2	Clause headings are inserted for convenience of reference only and should be ignored in the interpretation of this Agreement.

1.3	References in this Agreement to Clauses and Schedules are to clauses of and schedules to this Agreement.

1.4	References to this Agreement are references to this Agreement (including the Schedule(s) to it) as the same may further be amended, supplemented or varied at any time.

1.5	References to the word include or including (or any similar term) are not to be construed as implying any limitation and general words introduced by the word other (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.6	Words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter.

1.7	References to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts, investment funds, governments, government ministers, states or agencies (in each case whether or not having a separate legal personality) but references to individuals are deemed to be references to natural persons.

1.8	References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re- enactments (whether with or without modification) and any subordinate legislation made under such provisions.

1.9	Writing or written includes faxes and email (save for any notice to be given under or in connection with this Agreement in accordance with Clause 27 and any variation of this Agreement made in accordance with Clause 29), and any reference to a document is a reference to the document whether in paper or (save as aforesaid) electronic form. The word Subsidiary or subsidiary shall have the same meaning in this Agreement as its definition in the Companies Act, Chapter 50 of Singapore.

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1.10	Whenever any person is required to act as an “expert” in terms of this Agreement, then:

1.10.1	the determination of the expert shall (in the absence of manifest error) be final and binding on the Parties and the Company;

1.10.2	subject to any express provision to the contrary, the expert shall determine the liability for its charges, which shall be paid accordingly;

1.10.3	the expert shall be entitled to determine such methods and processes as it may, in its sole discretion, deem appropriate in the circumstances, provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

1.10.4	the expert shall consult with each relevant Party (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

1.10.5	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2	INTRODUCTION

2.1	It is recorded and agreed that, as of the date hereof, the shareholding structure of the Company will be as follows:

	A Shares (number)	A Shares (percentage)	B Shares (number)	B Shares (percentage)	Preference Shares (number)	Preference Shares (percentage)
Grindrod	119 733 500	66.75%	2	100%	18 242 775	66.75%
Sankaty	59 642 500	33.25%	-	0%	9 087225	33.25%
Total	179 376 000	100%	2	100%	27 330 000	100%

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2.2	It is further recorded and agreed that, on or about the date hereof, all of the Existing Demand Loans shall be repaid by the Company.

2.3	With effect from the date hereof:

2.3.1	this Agreement hereby replaces and supersedes the Existing Shareholders’ Agreement; and

2.3.2	the Existing Shareholders’ Agreement is hereby terminated, provided that such termination shall not invalidate anything done in terms of the Existing Shareholders’ Agreement prior to such termination.

2.4	The Company’s Constitution are in a standard form for holding companies incorporated in Singapore provided always that such Constitution enable the Company to carry out business in the manner contemplated by this Agreement. The Parties agree to make, or cause to be made, any changes to the Company’s Constitution necessary to give effect to the terms set forth in this Agreement and the actions and transactions contemplated hereby.

3	NAME AND BUSINESS OF THE COMPANY

3.1	The name of the Company is IVS Bulk Pte. Ltd.

3.2	The business of the Company shall be that of a holding company of each of the Owners (the Business).

3.3	The business of each Owner is the ownership, operation and sale of its respective Vessel.

3.4	Each Owner’s Constitution are in a standard form for ship owning companies incorporated in Singapore provided always that such Constitution enable each Owner to carry business in the manner contemplated by this Agreement.

4	EMERGENCY FUNDING

4.1	If the Board determines in good faith that funds are required for any legitimate purpose of the Group on an accelerated basis due to cash or liquidity requirements or other business considerations of any Group Company and such funding is in the best interests of any Group Company (an Emergency Funding), then any Party wishing to participate in such Emergency Funding may do so by contributing a loan (a Shareholder Loan) to the Company, provided that the aggregate value of all Shareholder Loans outstanding at any time shall not exceed USD $5,000,000 (five million Dollars) (if more than one Shareholder wishes to participate in any instance of Emergency Funding, then each Shareholder’s participation shall be in accordance with their respective pro rata Shareholdings at the relevant time); provided that:

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4.1.1	interest shall accrue on any Shareholder Loan at a rate of LIBOR + 3.1% per annum;

4.1.2	repayment on all such Shareholder Loans shall be at the discretion of the Company but on the understanding that such repayment is intended to take place as soon as the Company’s financial position reasonably allows; and

4.1.3	if any Shareholder Loan has not been repaid in its entirety (i) in the case of any Shareholder Loan other than Shareholder Loans used exclusively to fund liabilities that the Company reasonably expects to be fully reimbursed (net of any applicable non-reimbursable deductibles) through insurance proceeds, within 30 days from the date of its contribution to the Company, and (ii) in the case of any Shareholder Loans used exclusively to fund liabilities that the Company reasonably expects to be fully reimbursed (net of any applicable non- reimbursable deductibles) through insurance proceeds, within 90 days from the date of its contribution to the Company, then any outstanding principal amount and accrued and unpaid interest on such Shareholder Loan shall be automatically converted into A Shares, by way of a subscription by the applicable Shareholder for A Shares at an aggregate subscription price equal to the aggregate amount of principal and interest due thereunder and at a subscription price per A Share determined by dividing the Net Asset Value by the total number of issued A Shares (such price, the Conversion Price).

4.2	In the event that any Emergency Funding is provided to the Company other than on a basis that both Shareholders participated in the provision thereof in accordance with their respective Pro Rata Percentages, and any Shareholder Loan in respect of such Emergency Funding is converted to A Shares pursuant to Clause 4.1.3 (such A Shares, the Conversion Shares), then promptly following (and in any event within seven (7) days following) such conversion the Shareholder that subscribed for such Conversion Shares shall offer to sell to the other Shareholder (the Non-Participating Shareholder) a number of such Conversion Shares based on the Non-Participating Shareholder’s Pro Rata Percentage prior to giving effect to such Shareholder Loan conversion (the Offered Shares). The Non-Participating Shareholder shall be entitled to purchase such Offered Shares as a price per Share based on the Conversion Price. The Non-Participating Shareholder shall have thirty (30) days to accept such offer to purchase the Offered Shares and, if the Non-Participating Shareholder elects to purchase such Offered Shares, the Parties and the Company shall take all actions necessary to effect such purchase and transfer. For the avoidance of doubt, the restrictions on transfer of Securities contained in Clause 13 and the Constitution shall not apply to any transaction contemplated under this provision.

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4.3	The Parties will procure to the extent they are able to in their capacity as Shareholders that upon receipt of a Shareholder Loan the Company will credit its shareholders’ loan account with an amount equal to the amount of such Shareholder Loan so paid.

4.4	Any funds advanced to any Group Company (in the ordinary course of business and consistent with past practices) pursuant to the operation any of the Pooling Agreements, the Commercial Management Agreements or the Administration Management Agreement, shall not constitute Emergency Funding or Shareholder Loans. The advancing and repayment of any such funds shall not be treated as “Emergency Funding” for purposes of this Clause 4.

5	BANKING, ACCOUNTING AND INFORMATION ARRANGEMENTS

5.1	The Company shall cause or procure each Group Company to:

5.1.1	maintain a proper record of equity investments and Shareholder Loans made to it; and

5.1.2	maintain such separate bank accounts as the Parties may agree in order to achieve the objectives contemplated by this Agreement and also in compliance with any obligations imposed by the Approved Finance.

5.2	The financial year of each Group Company is 1 January to 31 December.

5.3	The Company, through the Administration Manager, shall cause or procure the preparation of consolidated management accounts in respect of the Group (in a form approved by the Minority Shareholder) including:

5.3.1	a profit and loss account for the relevant period and the year to date together with a comparison of the actual profit and loss account for those periods to the budget for those periods set out in the Business Plan and prior year;

5.3.2	a cash flow statement for the relevant period and year to date together with a comparison of actual cash flow for those periods to the budget for those periods set out in the Business Plan and prior year;

5.3.3	a 12 month rolling cash flow forecast to the end of the current financial year, updated at least quarterly;

5.3.4	a balance sheet as at the relevant period together with a comparison of the actual balance sheet to the budget in the Business Plan for that date;

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5.3.5	a statement showing the extent of the Group’s compliance (and projected compliance for the current financial year) with the financial covenants contained in the Approved Finance Documents;

5.3.6	a report by the Administration Manager, including details of the general performance of the Group and the achievement of the Business Plan targets and strategies (including projected cash flow and expected outturn for that financial year); and

5.3.7	a quarterly report by the Administration Manager setting out the Fair Market Value of the Securities held by all Shareholders, as calculated by the Administration Manager mutatis mutandis in accordance with the provisions set forth in Clause 1.1.45.1 (provided that only one of the Approved Brokers shall be selected by the Administration Manager to value the Vessels); provided, that Minority Shareholder has the right to object in good faith to the calculation of Fair Market Value contained in such report, and if Minority Shareholder so objects, the Administration Manager shall promptly (i) select another Approved Broker to value the Vessels, if the Vessels valuation is being disputed, or (ii) appoint a Replacement Auditor, if the calculation of Fair Market Value is being disputed. If the difference between the two applicable valuations is not more than 5% of the greater of such valuations, then the average of such two valuations shall constitute the value for the applicable valuation. If the difference between the two valuations is more than 5% of the greater of such valuations, then the Parties shall promptly select (i) another Approved Broker to value the Vessels, in the event the valuation of the Vessels is in dispute, or (ii) a Replacement Auditor, if the calculation of Fair Market Value is in dispute, and the average of the three valuations shall constitute the applicable valuation for the purposes of such report.

and shall deliver them to the Minority Shareholder within 31 (thirty one) days after the end of each month (or 45 (forty five) days after the end of each quarter, in the case of the report contemplated by Clause 5.3.7), and the Board shall consider such accounts at its following meeting.

5.4	The Company shall, not later than 28 days before the end of each financial year, consult with the Investors in connection with, and obtain the approval of Minority Shareholder prior to, the adoption of a detailed operating and capital budget and cash flow forecast in respect of the next financial year and shall deliver a copy thereof to Minority Shareholder within seven days of its adoption which budget shall be included in the then current Business Plan.

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5.5	The audited accounts of the Company and audited consolidated accounts of the Group Companies in respect of each financial year, together with the relative audit and management letters and all correspondence between the Company and the auditors of the Company concerning the accounts, shall be completed and approved by the Board and delivered to Minority Shareholder within 6 (six) months after the end of the accounting period to which such audited accounts relate, provided that the Company shall deliver best estimates of such data to Minority Shareholder within 3 (three) months after the end of the relevant accounting period.

5.6	Minority Shareholder and any Minority Shareholder Director will be entitled to examine the books and accounts of each Group Company upon reasonable notice and the Company shall supply Minority Shareholder with all information relating to the business affairs and financial position of each Group Company as Minority Shareholder may from time to time reasonably require and upon reasonable notice having been given.

5.7	The Majority Shareholder Directors (in relation to Majority Shareholder) and the Minority Shareholder Directors (in relation to Minority Shareholder) shall be at liberty from time to time to, subject in all respects to the confidentiality obligations of this Agreement and any other applicable confidentiality obligations, make full disclosure of any information relating to the Company.

5.8	If any information is not provided to Minority Shareholder in accordance with any of the provisions (including the time for delivery) of Clauses 5.3, 5.4 or 5.5 Minority Shareholder may (after having given the Company not less than 21 days to comply with such provisions) on behalf of the Company appoint a firm of accountants to prepare the relevant information and the Company agrees to provide all information reasonably required by such accountants for such purpose. The fees of the accountants shall be borne by the Company.

5.9	The Company will deliver to Minority Shareholder at the same time as it delivers the information to the Bank or its advisers, any information (including any document) which is required to be given under the Approved Finance Documents.

6	BOARD AND SHAREHOLDERS’ MEETINGS

6.1	Each Board shall have responsibility for the supervision and management of each Group Company.

6.2	Each Board shall consist of no less than three (3) directors, on the basis that:

6.2.1	for so long as Minority Shareholder and its Affiliates holds 10 per cent or more of the issued A Shares, Minority Shareholder shall be entitled to appoint one director; and

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6.2.2	for so long as Majority Shareholder and its Affiliates holds (i) 66 per cent or more of the issued A Shares, it shall be entitled to appoint two directors, and (ii) less than 66 but more than 10 per cent of the issued A Shares, it shall be entitled to appoint one director.

Failure by a Party to appoint a director shall not affect the provisions of this clause relating to the conduct of Board meetings.

6.3	Where there is a requirement for the Board to appoint a Chairman (or similar officer), the post of Chairman (or similar officer) of that Group Company shall be held alternately by a Majority Shareholder Director and a Minority Shareholder Director in rotation, but such appointment shall not carry any voting rights whatsoever.

6.4	A Party and the Company (as the case may be) may, in relation to each Group Company, remove a Director appointed by it and appoint a new director in his or her place by notice in writing to that Group Company and the other Parties. Each Party and the Company (as the case may be) (in its capacity as a shareholder or ultimate beneficial shareholder in that Group Company) unconditionally and irrevocably agrees to call and attend (or otherwise participate in) and to vote its shares in that Group Company for the appointment or removal of any Director or officer of that Group Company appointed by another Party or the Company (as the case may be) in each case, without unreasonable delay. The Party or the Company (as the case may be) removing the Director shall indemnify that Group Company against any claim arising in connection with that Director’s removal from office.

6.5	No Director, acting singly, shall have any power or authority to represent a Group Company in any capacity whatsoever, other than to vote for the officers of that Group Company. Any contract or other agreement entered into by that Group Company must (unless otherwise provided for in this Agreement or the subject of a Reserved Matter) be signed by any two (2) Directors.

6.6	Meetings of the Board of each Group Company shall (unless the Parties otherwise agree) take place in Singapore and in accordance with this Agreement and in the manner prescribed by the Constitution thereof at such time or times as may be required, but in any event not less frequently than 2 (two) times in each calendar year. Items for the agenda of the Board meeting can be proposed by any Director at all times at least two (2) Business Days prior to such Board meeting and the agenda shall be circulated at least 1 (one) Business Day prior to such Board meeting. Any Director may call a Board meeting in accordance with the Constitution. The costs relating to the attendance at a meeting by a Director or Shareholder shall be borne by that Director or Shareholder. The Parties and the Company shall use reasonable endeavours to procure that Board meetings for different Group Companies are organised so that they happen sequentially on the same day.

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6.7	A meeting of the Board of a Group Company can take place either by the physical presence of the Directors or, to the extent permitted by law, by way of telephone conference call or video conference call.

6.8	The quorum for the transaction of business at any meeting of the Directors of a Group Company shall be any 2 (two) Directors of that Group Company, at least one of which must be a Minority Shareholder Director. Each Party and the Company acknowledges that any Director of a Group Company may, by giving written notification to that Group Company, nominate any other Director to be his alternate Director in case of unavailability for a meeting of the Board of that Group Company.

6.9	Each Director present at a meeting of the Directors shall have one vote. The chairman of any meeting of Directors of a Group Company or of any meeting of the shareholders of that Group Company shall not have a casting vote.

6.10	To the extent permitted by law, the Board of a Group Company may adopt a resolution in writing without holding a meeting if signed (in any manner permitted by applicable law) by all the Directors of that Group Company. The duly signed resolution shall be delivered to the Chairman and placed in the minute book of that Group Company kept at the registered office thereof or at such other place as the Directors may from time to time unanimously decide.

6.11	Unless and to the extent otherwise specifically provided for in this Agreement, decisions shall be taken or resolutions passed by the Board of a Group Company (or any subcommittee or designee thereof) and/or (as may be required) the shareholders of a Group Company, by a Simple Majority. Notwithstanding the foregoing and anything to the contrary in this Agreement, neither the Board or shareholders of any Group Company (or any subcommittee or designee of the foregoing) shall take any actions with respect to any of the Reserved Matters without the prior written consent of the Minority Shareholder (provided that a good faith determination of the Board to request and receive any Emergency Funding in accordance with Clause 4 shall, solely to the extent in accordance with Clause 4, not be a Reserved Matter).

6.12	The quorum for the transaction of business at any meeting of the Shareholders shall be at least 1 (one) representative of each of the Shareholders. The agenda of the shareholders’ meeting may be proposed by any Shareholder at any time but always at least 7 (seven) days prior to the proposed meeting.

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6.13	The Parties shall procure that, in respect of any matter requiring a shareholder meeting of an Owner, the Company will only vote in favour of a matter requiring shareholder approval if the Shareholders holding a Simple Majority of the issued Shares agree.

6.14	For the avoidance of doubt, the terms of this Clause 6 shall apply mutatis mutandis to any committee of the Board and to any board of directors (or similar governing body) of any Group Company and committee thereof.

7	DIVIDEND AND DISTRIBUTION POLICY

7.1	The Board of the Company shall declare and make payment of dividends or distributions to the Parties in relation to the Group from time to time subject to the requirements set out in this Clause 7 and having regard to:

7.1.1	retention in the Group of reasonable amounts of working capital in accordance with prudent business practice;

7.1.2	reasonable provision to cover any contingent requirements for additional finance of the Group (including, in particular, for the maintenance and operation of the Vessels and to meet contingent liabilities under the Transaction Documents to which a Group Company is a party); and

7.1.3	reasonable provision to cover any contingent requirements in respect of Distribution payments to be made to the holder(s) of B Shares in accordance with Clause 7.2.

7.2	Any Distribution which is not a Liquidating Distribution will be made in accordance with Clause 7.1 among the holders of the A Shares on a pari passu basis pro rata to their Shareholdings. If the Company makes a Liquidating Distribution any such Distribution shall be distributed as follows:

7.2.1	first, 100 (one hundred) per cent. among the holders of the A Shares on a pari passu basis pro rata to their Shareholdings until Sankaty and its Affiliates have collectively achieved a 10 (ten) per cent. IRR on their Original Investment, taking into account any preceding Distributions (Tranche 1 Return);

7.2.2	after Sankaty has received the Tranche I Return but until Sankaty has received the Tranche 2 Return: (i) 90 (ninety) per cent. of all Distributions among the holders of the A Shares on a pari passu basis pro rata to their Shareholdings until Sankaty and its Affiliates have collectively achieved a 20 (twenty) per cent. IRR on their Original Investment (taking into account any preceding Distributions) (Tranche 2 Return); and (ii) 10 (ten) per cent. of all Distributions among the holders of the B Shares on a pari passu basis pro rata to their holdings;

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7.2.3	after Sankaty has received the Tranche 2 Return but until Sankaty has received the Tranche 3 Return: (i) 80 (eighty) per cent. of all Distributions among the holders of the A Shares on a pari passu basis pro rata to their Shareholdings until Sankaty and its Affiliates have collectively achieved a 30 (thirty) per cent. IRR on their Original Investment (taking into account any preceding Distributions) (Tranche 3 Return); and (ii) 20 (twenty) per cent. of all Distributions among the holders of the B Shares on a pari passu basis pro rata to their holdings;

7.2.4	after Sankaty and its Affiliates have collectively received the Tranche 3 Return: (i) 70 (seventy) per cent. of all Distributions among the holders of the A Shares on a pari passu basis pro rata to their Shareholdings; and (ii) 30 (thirty) per cent. of all Distributions among the holders of the B Shares on a pari passu basis pro rata to their holdings.

7.3	No Distribution shall be made in respect of Shares until after full repayment of all amounts outstanding under the Shareholder Loans, including all accrued but unpaid interest thereon. Notwithstanding anything to the contrary in this Agreement, for so long as the Sankaty Loan Agreement remains outstanding, any Distribution to Grindrod shall be deposited into the Loan Account (as such term is defined in the Sankaty Loan Agreement) and not paid directly to Grindrod and, notwithstanding such deposit into the Loan Account, shall be treated for purposes of this Clause 7 as if such Distribution had been paid Grindrod (and, for the avoidance of doubt, Grindrod will not be entitled to any further Distributions in respect of any such Distribution deposited to the Loan Account).

7.4	Illustrative examples of the calculations contemplated in this Clause 7 are set out in a Microsoft Excel spread sheet named “IRR Calculation”, that has been burned to the root folder of a non-rewritable compact disc medium, initialled by the Shareholders for identification purposes and lodged with the auditors of the Company.

7.5	If there is any dispute regarding the calculation of any Distributions payments to a Party under Clause 7.2 or with respect to the calculation of the IRR, then such dispute shall, on the written request of any of the Parties, be referred to the auditors of the Company for the time being who shall act as experts not as arbitrators in resolving such dispute, provided that if the auditors of the Company are unable or unwilling to act, Replacement Auditors shall be selected in accordance with the provisions of Clause 1.1.95, which shall apply mutatis mutandis.

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7.6	If the Shares of any Shareholder are transferred to the other Shareholder in terms of the put option in terms of Clause 9 or the Default Call Option, any Distributions that have been declared but have not been paid to the transferor will (to the extent accounted for in the applicable calculation of Fair Market Value) be deemed to have been paid to the transferor as part of the Option Price or Prescribed Price, as the case may be, at the time of such transfer of Shares and the transferor shall have no further rights against any Group Company in respect of such Distributions. Upon completion of such transfer, the transferor and the Company shall enter into a customary release with respect to claims by the transferor against the Company arising in such transferor’s capacity as a Shareholder of the Company.

8	GRINDROD PARENT PAYMENTS

8.1	It is recorded and agreed that:

8.1.1	in terms of the Finance Documents, Grindrod Parent has provided certain security in favour of the CACIB Lenders, and may consequently be required to make certain payments to the CACIB Lenders (each such payment, save to the extent that it arises out of or results from Grindrod Parent’s direct borrowing under the CACIB Facility Agreement, being a Grindrod Parent Payment);

8.1.2	if Grindrod Parent is required to make any Grindrod Parent Payment, then the Company shall benefit in an amount equal to such Grindrod Parent Payment and, subject to Clauses 8.1.4 and 8.3, shall be indebted to Grindrod Parent in such amount and be obliged to make repayment to Grindrod Parent in terms of Clause 8.2;

8.1.3	in terms of the Indemnity Agreement, Sankaty has provided an indemnity in favour of Grindrod Parent, in terms of which Sankaty may be required to make payment to Grindrod Parent of an amount equal to a portion of each Grindrod Parent Payment (each such payment by Sankaty being a Sankaty Indemnified Payment); and

8.1.4	if a Sankaty Indemnified Payment is made in respect of any Grindrod Parent Payment, then the Parties will have effectively borne the relevant cost between themselves in accordance with their respective Pro Rata Percentages, and the Company shall not be indebted to, and shall not be obliged to repay, Grindrod Parent in respect of such Grindrod Parent Payment (as set out in Clause 8.3).

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8.2	If any Grindrod Parent Payment is made then, subject to Clause 8.3, the Company shall make repayment to Grindrod Parent of an amount equal to such Grindrod Parent Payment (Repayment Amount), without any deduction or set off, into such bank account as Grindrod Parent may specify in writing, and within 30 days of Grindrod Parent’s written demand therefor (provided that, if the Repayment Amount is not paid to Grindrod Parent within such 30 (thirty) day period, the Repayment Amount shall bear interest at LIBOR + 3.1% from the date that the Grindrod Parent Payment was made until the date of full repayment of the Repayment Amount by the Company to Grindrod Parent, payable by the Company to Grindrod Parent evenly with the Repayment Amount).

8.3	To the extent that a Sankaty Indemnified Payment is made in respect of a Grindrod Payment Payment, the Company’s repayment obligation to Grindrod Payment in respect thereof shall terminate on the receipt by Grindrod Parent of such Sankaty Indemnified Payment, and Sankaty will have no claim against the Company in respect of the Sankaty Indemnified Payment.

9	PUT OPTION

9.1	Following the end of the Lock-In Period, subject to Clause 9.3:

9.1.1	Sankaty shall be entitled, upon written notice delivered to Grindrod (Put Notice), to require that Grindrod purchase all of the Shares (which shall be paid in cash by wire transfer of immediately available funds), Preference Shares and Shareholder Loans then held by Sankaty;

9.1.2	Grindrod shall be obliged to purchase all of the Securities then held by Sankaty at a price (the Option Price) equal to the Fair Market Value thereof;

9.2	In the event that Sankaty duly and timeously delivers a notice to Grindrod in terms of Clause 9.1.1 and Grindrod does not elect to deliver a Termination Notice as contemplated in Clause 9.3:

9.2.1	Grindrod will pay the Option Price to Sankaty in cash, by wire transfer of immediately available funds, within five (5) Business Days of Sankaty delivering the Put Notice. Simultaneously with the payment of the Option Price, Sankaty shall be obliged to: (i) transfer its Shares and Preference Shares to Grindrod; and (ii) to the extent any Shareholder Loans held by Sankaty are accounted for in the calculation of the Option Price, assign its rights under such Shareholder Loans (if any) to Grindrod in a form reasonably required by Grindrod, following which all debt (whether in form of cash or loan) of any Group Company to Sankaty shall be immediately extinguished and such Group Company shall thereafter owe 100 (one hundred) per cent. of such debt to Grindrod. The Company and Grindrod shall procure that this is properly recorded in each Group Company’s books and accounts.

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9.2.2	Upon completion of the transfer of the Shares and Preference Shares, the Parties and the Company shall enter into a customary release with respect to claims by Sankaty against the Company arising in its capacity as a Shareholder of the Company.

9.3	Grindrod shall be entitled, if Sankaty duly and timeously delivers a notice to Grindrod in terms of Clause 9.1.1, to elect to serve a Termination Notice, in which event the process contemplated in this Clause 9 shall not be followed, but the process contemplated in Clause 12 shall rather be followed.

10	DEFAULT

10.1	Where an Event of Default occurs in relation to any Shareholder (the Affected Party) the other Shareholder (the Non-Affected Party) may at any time thereafter, provided that such Event of Default is continuing, give written notice thereof to the Affected Party and the Company specifying in such notice the Event of Default (the Default Notice), and the Affected Party shall be deprived of and shall not be entitled to exercise any rights under this Agreement or the Constitution; provided, that the Non-Affected Party may not issue a Default Notice with respect to the Events of Default contemplated by Clause 1.1.42.1, Clause 1.1.42.2 or Clause 1.1.42.3 unless the Non-Affected Party has failed to cure such Event of Default within thirty (30) days following the date of the Event of Default; provided further, that if such Event of Default is not capable of being cured within such thirty (30) day period, the Affected Party shall have no such right to cure its Event of Default.

10.2	In the event that:

10.2.1	any Default Notice is served on the Company as a result of any Event of Default under Clause 1.1.42.3 or 1.1.42.4, or

10.2.2	Grindrod Parent is in breach of its obligations under the Grindrod Parent Undertaking,

then the Non-Affected Party (in the case of Clause 10.2.1) or Sankaty (in the case of Clause 10.2.2) shall, for so long as such Event of Default or breach (as applicable) is continuing (which includes, for the avoidance of doubt, any time after a Moratorium has been applied for, is declared or arises, as referenced in the relevant Event of Default, until such Moratorium is no longer in place), without prejudice to any other rights and remedies it may have and without any further action by any Person, be entitled to remove from office the Director(s) appointed by the Affected Party (in the case of Clause 10.2.1) or Grindrod (in the case of Clause 10.2.2) in accordance with Clause 6.2 and replace such Director(s) with new Directors appointed by the Non-Affected Party (in the case of Clause 10.2.1) or Sankaty (in the case of Clause 10.2.2). For purposes of clarity, once the relevant Event of Default is no longer continuing and provided that the Default Call Option has not been exercised: (i) the Directors removed in terms of this Clause 10.2 shall be reappointed; and (ii) the Directors appointed in terms of this Clause 10.2 shall be removed.

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10.3	In the event that any Default Notice is served on the Affected Party and the Company pursuant to this provisions of this Clause 10, the Non-Affected Party shall, without prejudice to any other rights and remedies it may have, be entitled to a call option (the Default Call Option), being the right of the Non-Affected Party to require the Affected Party to sell to the Non- Affected Party free from all Encumbrances and with all rights and advantages attaching thereto, all or a portion of the Securities held by the Affected Party for the time being (the amount being purchased, the Affected Party’s Securities) at the Prescribed Price. For the purposes of this Clause 10, the Prescribed Price shall be an amount equal to the product of (i) the percentage of all of the issued A Shares represented by the Affected Party’s Securities multiplied by (ii) the most recent determination of Fair Market Value, as calculated in accordance with Clause 5.3.7.

10.4	In the event that an Event of Default occurs, the Non-Affected Party may exercise the Default Call Option by serving a notice in the form of Appendix A (the Default Call Option Notice) on the Affected Party at any time while such Event of Default is continuing (which includes, for the avoidance of doubt, any time after a Moratorium has been applied for, is declared or arises, as referenced in the relevant Event of Default, until such Moratorium is no longer in place).

10.5	The Affected Party shall, immediately upon delivery of a valid Default Call Option Notice by the Non-Affected Party, be deemed to have sold to the Non-Affected Party free from all Encumbrances and with all rights and advantages attaching thereto, the Affected Party’s Securities and shall take all actions necessary to effect such sale.

10.6	Completion of the sale and purchase of the Affected Party’s Securities (Default Option Completion) pursuant to the exercise of the Default Call Option shall be deemed to have taken place at the registered office for the time being of the Company (or such other place as the Affected Party and Non-Affected Party may agree in writing) immediately upon delivery by the Non-Affected Party to the Affected Party of a valid Default Call Option Notice (such time, the Completion Time), and the Affected Party and the Non-Affected Party shall take all actions necessary to effect such Default Option Completion.

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10.7	On Default Option Completion:

10.7.1	the Affected Party shall deliver to the Non-Affected Party:

10.7.1.1.	a duly executed share transfer form in favour of the Non-Affected Party together with share certificates in respect of the Affected Party’s Shares; and

10.7.1.2.	a duly executed assignment agreement in favour of the Non-Affected Party (in a form reasonably required by the Non-Affected Party); and

10.7.2	the Non-Affected Party shall pay the Prescribed Price for the Affected Party’s Securities in USD by way one or more of the following, in its sole and absolute discretion:

10.7.2.1.	by wire transfer of immediately available funds to an account designated by the Affected Party; and/or

10.7.2.2.	setting off the Prescribed Price (or any part thereof) against the amounts owing by the Affected Party or its Affiliates to the Non- Affected Party arising out of or in connection with any loans made between the Affected Party or its Affiliates (as borrower) and the Non- Affected Party (as lender) (the Indebtedness), whether the said Indebtedness is present or future, actual or contingent, primary or collateral, several or joint, and whether expressed in a currency different from the Prescribed Price.

10.8	In circumstances where a valid Default Call Option Notice is issued in accordance with Clause 10.4 above, or where the Non-Affected Party (in the case of Clause 10.2.1) or Sankaty (in the case of Clause 10.2.2) exercises its right to remove from office the Director(s) appointed by the Affected Party (in the case of Clause 10.2.1) or Grindrod (in the case of Clause 10.2.2) in accordance with Clause 6.2 and replace such Director(s) with new Directors appointed by the Non-Affected Party (in the case of Clause 10.2.1) or Sankaty (in the case of Clause 10.2.2), any Director appointed by the Non-Affected Party (in the case of Clause 10.4 or Clause 10.2.1) or Sankaty (in the case of Clause 10.2.2), shall be deemed to have been appointed as the Affected Party’s (in the case of Clause 10.4 or Clause 10.2.1) or Grindrod’s (in the case of Clause 10.2.2) duly appointed attorney with full power to execute, complete and deliver, in the name and on behalf of the Affected Party (in the case of Clause 10.4 or Clause 10.2.1), or Grindrod (in the case of Clause 10.2.2):

10.8.1	transfers of the Affected Party’s Shares (in the case of Clause 10.4);

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10.8.2	assignments of the Shareholder Loans owing to the Affected Party (in the case of Clause 10.4); and

10.8.3	all such consents, written resolutions and proxies and to execute and deliver all such other deeds and documents as the attorney shall reasonably consider to be necessary or desirable for the purposes of completing any actions described in this Clause 10, including attending and voting at any meeting of the Company or Board relating to or associated with or required to enable the relevant actions described in this Clause 10 to be completed.

10.9	Each of the Parties hereby gives all necessary consents and waivers which may be required under this Agreement, the Constitution or otherwise to allow the operation of Clause 10.8, including:

10.9.1	to sign or execute and deliver all transfer forms, certificates, assignments and all other deeds, documents and instruments which are necessary or which the Board reasonably considers desirable for transferring the Securities to the Non-Affected Party; and

10.9.2	to execute any agreements relating to any transfer of Securities on terms consistent with this Clause 10.

10.10	The power of attorney given in Clause 10.8:

10.10.1	shall be irrevocable whilst there remains any matter outstanding in relation to this Clause 10; and

10.10.2	shall not entitle the attorney to give warranties, indemnities or enter into any covenants or any other obligations on behalf of the Affected Party other than to the title of the Securities held by the Affected Party, the capacity of the Affected Party to sell the same and covenants to sell such Securities free from Encumbrances with full title guarantee and to deliver documents of title in relation to such and to grant a power of attorney pending the registration of the title of the Non-Affected Party of such Securities.

10.11	If, following a Default Option Completion, the Non-Affected Party believes in good faith that the Prescribed Price would have been different had the Fair Market Value been calculated as of the date of the Default Option Completion, such party (the Objecting Party) may, within thirty (30) days following the date of the Default Option Completion, deliver a notice of objection (such notice, an Objection Notice) to the other party (the Non-Objecting Party). Following delivery of an Objection Notice, the Objecting Party may request the appointment of a Replacement Auditor to calculate the Fair Market Value as of the date of the Default Option Completion, and the resulting Prescribed Price. Such Replacement Auditor shall be appointed as promptly as reasonably practicable following the Non-Objecting Party’s receipt of the Objection Notice.

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10.12	The Parties shall instruct such Replacement Auditor to deliver its determination as to the calculation of Fair Market Value as of the date of the Default Option Completion and the resulting Prescribed Price (such price, the Revised Prescribed Price), to all Shareholders within a period of thirty (30) days after the date of its appointment.

10.13	The auditor shall act hereunder in the determination of the Revised Prescribed Price as expert and not as arbitrator and its determination shall be final and binding on all persons concerned and in the absence of fraud, the auditor shall be under no liability to any such person by reason of its determination or certificate or by anything done or omitted to be done by them for the purposes thereof or in connection therewith.

10.14	Upon final determination by the auditor of the Revised Prescribed Price, in the event the Revised Prescribed Price is different than the Prescribed Price, the Affected Party or the Non- Affected Party shall transfer to the other party such number of A Shares as is necessary to adjust for such difference.

10.15	The reasonable and documented costs and expenses of the auditor shall be borne by the Company.

10.16	The Parties shall confirm and ratify everything done or caused to be done by the attorney in duly exercising the powers contained in this Clause 10.

10.17	For the avoidance of doubt, the restrictions on transfer of Securities contained in Clause 13 and the Constitution shall not apply to the sale and transfer of the Affected Party’s Securities pursuant to any exercise of the Default Call Option.

11	VOLUNTARY SALE OF VESSELS AND SHIPBUILDING CONTRACTS

11.1	An Owner shall not be entitled to sell its right, title and interest in and to its Vessel or its Shipbuilding Contract (as the case may be) (and for the purpose of this Clause 11.1, references to a Vessel shall include references to its Shipbuilding Contract, as appropriate) without a resolution of the Board of the Owner and the Company.

11.2	If such consent is given then the Parties shall procure that the following steps shall be followed by an Owner when voluntarily selling a Vessel:

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Step 1:

11.2.1	Each Party shall select a separate Approved Broker within 10 (ten) Business Days of the passing of the unanimous resolution referred to in Clause 11.1. Each Party shall promptly notify the relevant Approved Broker and each other Party of their choice. A third Approved Broker, being the first of the Approved Brokers listed in Clause 1.1.9 that has not already been selected by either of the Parties in accordance with this Clause 11.2.1, shall be jointly appointed by the Parties within a further 5 (five) Business Days. The 3 (three) Approved Brokers thus selected and appointed in accordance with this Clause 11.2.1 shall be the Selected Approved Brokers;

11.2.2	If 1 (one) Vessel is being sold, each Party shall, immediately following the selection of the Selected Approved Brokers in accordance with Clause 11.2.1, instruct the Approved Broker that it nominated to notify each Party in writing within 15 (fifteen) Business Days of its opinion as to the value of that Vessel. The valuation(s) carried out by any Approved Broker under this Agreement shall be desk-top valuations based on an arm’s-length sale of a particular Vessel or Vessels, and assuming that the relevant vessel(s) is or are in good condition for a vessel(s) of its type and age. In any case(s) where the Vessel or Vessels have not yet been delivered pursuant to their respective Shipbuilding Contract, the valuation(s) carried out by any Approved Broker under this Agreement shall be desk-top valuations based on an arm’s-length transfer of the applicable Shipbuilding Contract(s), assuming that the relevant Vessel(s)shall be delivered on schedule and in physical conformity with its/their contractual description and specifications and taking into account any sums already paid or deposited in respect of such contract.

11.2.3	In the event that more than 1 (one) Vessel is being sold, the Parties shall determine, in conjunction with the Selected Approved Brokers, whether the Vessels are to be sold En Bloc or individually. The Parties and the Selected Approved Brokers shall have 15 (fifteen) Business Days from the date on which the Selected Approved Brokers are chosen to share relevant evidence with each other in any manner they may see fit. Following such 15 (fifteen) Business Days each Party shall instruct the Approved Broker that it nominated to notify each Party in writing of its opinion as to:

11.2.3.1.	the aggregate value of the Vessels that are agreed to be sold if such Vessels are to be sold individually; and

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11.2.3.2.	the aggregate value of the Vessels that are agreed to be sold if such Vessels are to be sold En Bloc.

Each Party shall not disclose any valuation received to any other Approved Broker or Party until such time as all valuations are finalised and have been received by the Parties. An En Bloc sale will be pursued if a majority of the Selected Approved Brokers confirm that they expect an En Bloc sale to achieve a greater aggregate sale value for Vessels that are agreed to be sold than if such vessels were sold individually;

11.2.4	The Parties shall have 10 (ten) Business Days from receipt of the final valuation provided by the Selected Approved Brokers in accordance with Clause 11.2.2 or Clause 11.2.3, as applicable, to consider the valuations. The price at which the relevant Vessel(s) is/are to be sold will be determined by agreement of the Parties after such 10 (ten) Business Days, in accordance with the following procedure:

11.2.4.1.	the Parties shall promptly consider the three valuations upon receipt;

11.2.4.2.	the Parties shall disregard any valuation provided by a Selected Approved Broker which is more than 5 (five) per cent. below the average of the 2 (two) valuations prepared by the remaining Selected Approved Brokers (the Remaining Approved Brokers);

11.2.4.3.	promptly following a decision to disregard a valuation as described in Clause 11.2.4.2, the Parties shall appoint another Approved Broker within 5 (five) Business Days (the Replacement Approved Broker);

11.2.4.4.	the Parties shall instruct the Replacement Approved Broker to provide a valuation for the Vessel(s) within a further 15 (fifteen) Business Days, and to notify each Party in writing of such valuation. For the avoidance of doubt, in the event that more than 1 (one) Vessel is being sold, the Parties shall instruct the Replacement Approved Broker to consider whether such sale should occur individually or En Bloc; and

11.2.4.5.	the Parties shall use the average of the resulting 3 (three) valuations (irrespective of whether the Replacement Approved Broker’s valuation is more than 5 (five) per cent below the average of the 2 (two) valuations prepared by the Remaining Approved Brokers) for the purposes of determining the value of the relevant Vessel(s);

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11.2.5	The Parties shall take or procure that the relevant Owner shall take all steps necessary for the sale of its Vessel at the price determined by the Parties in conjunction with the relevant Approved Brokers (including the Replacement Approved Broker, if relevant) in accordance with Clause 11.2.4. Such sale shall be on Norwegian Saleform 2012 contract terms, with logical amendments as may be required by the context;

Step 2:

11.2.6	The Parties agree and the Company shall procure that Grindrod shall have the first right to acquire the relevant Vessel(s) at the price determined in accordance with Clause 11.2.4;

11.2.7	Following the determination of the price in accordance with Clause 11.2.4, Grindrod shall have 30 (thirty) Business Days to notify Sankaty in writing whether or not Grindrod wishes to exercise the right described in Clause 11.2.6.

11.2.8	If Grindrod elects to purchase the Vessel(s), the Parties shall comply with Clause 13.7 to promptly effect the sale of the relevant Vessel(s) to Grindrod.

11.2.9	If Grindrod either fails to make an election within the relevant 30 (thirty) Business Day period, or elects to not purchase the Vessel(s), then:

11.2.9.1.	the relevant Vessel(s) shall be offered for sale to Sankaty at the price determined in accordance with Clause 11.2.4. Sankaty shall have a further 15 (fifteen) Business Days to notify Grindrod whether or not it wishes to purchase the relevant Vessel(s); and

11.2.9.2.	if Sankaty elects to purchase the relevant Vessel(s), the relevant Vessel(s) shall be sold to Sankaty.

Step 3:

11.2.10	If neither Grindrod nor Sankaty wish to purchase the Vessel(s), the Parties shall instruct the Selected Approved Brokers, or the 2 (two) Remaining Approved Brokers and the Replacement Approved Broker, (the Voluntary Sale Approved Brokers) to conduct a sale process to offer the relevant Vessel(s) for sale to third party buyers on the open market within 30 (thirty) Business Days, at the price determined in accordance with Clause 11.2.4 or such other minimum reserve price determined by unanimous approval of the Parties (Reserve Price). Both Grindrod and Sankaty shall be permitted to make an offer to purchase the Vessel(s) on the open market;

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11.2.11	Any Vessel(s) placed for sale on the open market by the Voluntary Sale Approved Brokers pursuant to Clause 11.2.10 shall be sold to any buyer making the highest offer above the Reserve Price;

11.2.12	If the Voluntary Sale Approved Brokers fail within 30 (thirty) Business Days to find a buyer (or buyers) willing to purchase the Vessel(s) at or above the Reserve Price, as evidenced by a signed and subject free contract for the sale of the Vessel within 30 (thirty) Business Days following the date on which the Vessel is placed on the market for sale, then the Parties shall instruct the Voluntary Sale Broker to withdraw the Vessel(s) from the open market and Steps 1 to 3 above shall be repeated.

11.3	For the avoidance of doubt the sale procedure set out in Clause 11.2 shall not apply to the sale by an Owner of a Vessel or Vessels on termination in accordance with Clause 12.

11.4	All proceeds received by an Owner from the sale of a Vessel shall be applied by the Owner towards repayment of all outstanding indebtedness due to any Lender in respect of, or attributable to, that Vessel and/or the Owner under the Approved Finance.

11.5	If, following the application of the sale proceeds as contemplated in Clause 11.4 above, any amounts remain owing to the Lender in respect of, or which are attributable to, that Vessel and/or the Owner under the Approved Finance, the Parties shall consider making further equity investments to the Company to enable the Company or the Owner to meet that shortfall.

11.6	Any surplus remaining following the application of the sale proceeds as contemplated in Clause 11.4 above shall to the extent permitted by any Lender be applied in or towards payment of Distributions in accordance with Clause 7.2; and

11.7	Upon the application of any surplus in accordance with the provisions of Clauses 11.4 to 11.6 (both inclusive), the relevant Owner shall be wound up (unless otherwise agreed by the Parties).

12	TERMINATION

12.1	At any time after the Lock-In Period, Grindrod may serve a termination notice (a Termination Notice) on Sankaty.

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12.2	Within 3 (three) months after a Termination Notice is served, the Vessels then remaining under the ownership of the Group Companies shall be offered for sale (subject to each Vessel’s charter and trading commitments) subject to the following steps:

Step 1:

12.2.1	The price at which the each of the relevant Vessel(s) is to be sold will be determined in accordance with the valuation methodology in Clause 11.2 to Clause 11.2.4.

Step 2:

12.2.2	The Parties agree and the Company shall procure that Grindrod shall have the first right to acquire each Vessel (where individual sales are pursued) or all of the Vessels (where an En Bloc sale is pursued) at the price determined in accordance with Clause 12.2.1.

12.2.3	Following the determination of the price in accordance with Clause 12.2.1, Grindrod shall have 30 (thirty) Business Days to notify Sankaty in writing whether or not Grindrod wishes to exercise the right described in Clause 12.2.2.

12.2.4	If Grindrod elects to purchase the relevant Vessels, the Parties shall comply with Clause 13.7 to promptly effect the sale of the relevant Vessel(s) to Grindrod, provided that such purchase shall be paid in cash by wire transfer of immediately available funds;

12.2.5	If Grindrod either fails to make an election within the relevant 30 (thirty) Business Day period, or elects to not purchase the relevant Vessels, then:

12.2.5.1.	the relevant Vessels shall be offered for sale to Sankaty at the price determined in accordance with Clause 12.2.1. Sankaty shall have a further 15 (fifteen) Business Days to notify Grindrod whether or not it wishes to purchase the relevant Vessels; and

12.2.5.2.	if Sankaty elects to purchase the relevant Vessels, the relevant Vessels shall be sold to Sankaty, provided that the purchase price for such purchase shall be paid in cash by wire transfer of immediately available funds.

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Step 3:

12.2.6	If neither Grindrod nor Sankaty wish to purchase the relevant Vessels, the Parties shall instruct the Selected Approved Brokers, or the 2 (two) Remaining Approved Brokers and the Replacement Approved Broker, as applicable (the Mandatory Sale Approved Brokers) to conduct a sale process to offer the relevant Vessels for sale to third party buyers on the open market without delay, at the price determined in accordance with Clause 12.2.1 or such price discounted by 5 (five) per cent (the Discounted Reserve Price).

12.2.7	Vessels placed for sale on the open market by the Mandatory Sale Approved Brokers pursuant to Clause 12.2.6 shall be sold to any buyer making the highest offer above the Discounted Reserve Price within 30 (thirty) Business Days.

12.2.8	Both Grindrod and Sankaty shall be entitled to make an offer to purchase the relevant Vessels in the open market in accordance with the procedure set out in Clauses 12.2.6 and 12.2.7, though shall not be permitted to make an offer to purchase the relevant Vessels on the open market for the first 20 (twenty) Business Days of the relevant sale process, provided that no third party offer shall be accepted without the parties having had the opportunity to make an offer.

12.2.9	Where the highest price offered on the open market exceeds the Discounted Reserve Price then the relevant Vessels shall be sold to the highest bidder.

12.2.10	Where the highest price offered on the open market is less than the Discounted Reserve Price then Grindrod shall have the first right to purchase the relevant Vessels at a price equal to the highest offer made on the open market (provided that such purchase shall be paid in cash by wire transfer of immediately available funds), such right to be exercised by Grindrod serving notice in writing upon the Mandatory Sale Approved Brokers and Sankaty within 15 (fifteen) Business Days of the expiration of the 30 (thirty) Business Day offer period in Clause 12.2.7. In the event that Grindrod elects within a period of 15 (fifteen) days of being offered the relevant Vessels, not to purchase the relevant Vessels at such price then the relevant Vessels shall be offered to Sankaty at such price, provided that such purchase shall be paid in cash by wire transfer of immediately available funds. If Sankaty elects not to purchase the relevant Vessels at such price within a period of 15 (fifteen) days of being offered the relevant Vessels for purchase then the relevant Vessels shall promptly be sold by the Mandatory Sale Approved Brokers to the highest bid made on the open market.

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12.3	In connection with the sale of a Vessel pursuant to Clause 12.2, the Parties hereby agree to promptly (i) procure a resolution of the relevant Owner’s Board in favour of the sale, (ii) pass a shareholders’ resolution of the Company in favour of the sale, and (iii) otherwise co-operate so as to ensure the prompt completion of the delivery of each Vessel to the new owner(s).

12.4	Upon receipt of the net proceeds of sale of each Vessel under Clause 12.2, the Parties shall promptly procure the following:

12.4.1	rationalisation of each Owner’s accounts and the settlement of any outstanding third party liabilities of each Owner;

12.4.2	the remaining funds shall be applied as follows:

12.4.2.1.	first, in settlement of any outstanding third party liabilities of the Company or of any Owner in circumstances where the net proceeds of sale by an Owner of its Vessel were insufficient to meet its outstanding third party liabilities. The Parties will make further equity investments as may be unanimously agreed to meet any shortfall arising as part of this settlement process; and

12.4.2.2.	thirdly, any remaining amount to be distributed to the Parties in accordance with Clause 7,

12.5	Following the distribution of all remaining funds or the investment of any additional funds in accordance with Clause 12.4.2 the Parties shall wind up each Group Company.

12.6	Following completion of the process set out in Clause 12.4 for all of the Vessels and the Group Companies, this Agreement (and the joint venture contemplated herein) shall terminate with no Party owing any further obligations to the other Parties save for such as have already fallen due for performance or payment at that time.

12.7	This Agreement shall remain in force until the earliest to occur of:

12.7.1	termination of the Agreement by the joint written consent of all the Parties;

12.7.2	the date that is twelve months following completion of a liquidation or dissolution of the Company, except when the liquidation or dissolution is a solvent reorganisation; or

12.7.3	in relation to a Party, the date at which such a Party has transferred all of its Securities in accordance with the provisions of this Agreement.

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12.8	Termination of this Agreement shall not affect any accrued rights, obligations or liabilities in existence prior to such termination, and the provisions of confidentiality, and those contained within Clause 1 and Clauses 19 to 32 (both inclusive), shall survive termination of this Agreement in accordance with their terms.

13	TRANSFER OF SECURITIES / VESSELS

13.1	Any Party (the Original Transferor Party) may transfer all or any part of its Securities to any Affiliate that has entered into a Deed of Adherence provided that if the transferee Affiliate, or any subsequent transferee Affiliate, ceases to be an Affiliate of the Original Transferor Party at any time whilst it holds Securities, it shall, within 10 (ten) Business Days of such event, transfer those Securities to the Original Transferor Party or to any other entity that is, at that date, an Affiliate of the Original Transferor Party.

13.2	Save as expressly provided in this Agreement no Shareholder shall transfer, grant any security interest over, or otherwise dispose of or give any person any rights in or over, any Security or interest in any share or other security in a Group Company unless such transfer is consented to in writing by the other Shareholder who is not proposing to transfer such Securities. The consent of such other Shareholder shall not be unreasonably withheld or delayed. This Clause 13.2 shall not apply to any security interest over any Securities which are granted in favour of another Shareholder.

13.3	Any Shareholder (the Transferor) who has received a bona fide third party written offer to purchase all of its Securities (the Transfer Securities) and proposes to accept such offer, shall before accepting such offer promptly give written notice (a Transfer Notice) to the Company and to the other Shareholders, and indicate therein the price per Security of the Transfer Securities and attach thereto a true and complete copy of the prospective purchaser’s written offer.

13.4	The Transferor shall:

13.4.1	offer in writing a proportion of the Transfer Securities to each of the other Shareholders, in direct and exact proportion to their then-current Shareholdings, at the price per Security referred to in the Transfer Notice (the Offer), and if the Offer is not accepted by a particular Shareholder within 30 (thirty) Business Days after its receipt, the Offer will be deemed to have been declined by that Shareholder.

13.5	The Transferor shall be entitled, after the procedures referred to in Clause 13.4 have been followed and to the extent that the Shareholders, other than the Transferor, have not accepted all of the Securities offered in terms of the Transfer Notice, to sell such Securities to a third party on the same terms and at the same price as it was offered to the other Shareholders, provided that such third party agrees in writing to be bound by the terms of this Agreement by entering into a Deed of Adherence.

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13.6	Subject to Clause 13.1, a Shareholder transferring its Securities shall:

13.6.1	transfer such Securities with full title guarantee and free from all Encumbrances, save for any Encumbrances under any Approved Finance;

13.6.2	execute such transfer forms and any other documents which may be necessary to effect the transfer of all legal and beneficial title in such Securities to the transferee;

13.6.3	promptly deliver to the transferee any and all certificates in respect of the transferred Securities,

13.6.4	procure the resignation of any Directors appointed by the Transferor party; and

13.6.5	procure that all transferee(s) enter into a Deed of Adherence.

13.7	Clauses 13.1 to 13.6 shall not apply to sale, transfer or other disposal (and any offer to purchase or purchase of) of any Securities which is made by a Chargee (whether in its own name or through the exercise of any power of attorney granted by any Shareholder) under or in connection with the enforcement or the exercise of any rights in respect of the security interests created in favour of that Chargee, and a certificate by such Chargee (or officer of such Chargee) that the relevant Securities are being sold, transferred or otherwise disposed under or in connection with the enforcement or the exercise of any such rights shall be conclusive evidence of such facts.

13.8	Where an Owner is selling a Vessel to a Shareholder (or its nominee) in accordance with this Agreement, the Company and the Shareholders shall procure that all documents (including, without limitation, a bill of sale) are executed by the Owner and all steps taken in order to effect the transfer of title in such Vessel to such Party (or its nominee) on an “as is where is” basis in such manner as to enable the Vessel to be registered in the name of the new owner.

14	FUTURE OPPORTUNITIES

14.1	Grindrod hereby undertakes to Sankaty and the Company that in the event that Grindrod or any of its Affiliates is considering an opportunity to establish a new joint venture for the ownership of Handysize or Supramax Vessels during the term of this Agreement then it shall first provide full information in respect of such opportunity to the Company. The Company shall elect within 30 (thirty) days of receipt of complete relevant information whether or not it wishes to pursue such opportunity. If the Company elects not to pursue such opportunity within such 30 (thirty) day period then Grindrod shall be free to pursue such opportunity independently of the Company.

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14.2	Notwithstanding any other provisions of this Agreement, Grindrod shall not be precluded from continuing with its other shipping activities in any way that is not prohibited by the terms of this Agreement (or any other agreement entered into in connection with this Agreement).

15	PARTIES DUTIES TO EACH OTHER

15.1	The Parties undertake with each other to exercise their rights as Shareholders in a manner consistent with this Agreement and so as to ensure that each Group Company fully and promptly observes, performs and complies with this Agreement and the transactions contemplated herein.

15.2	Sankaty undertakes to Grindrod that it shall disclose to Grindrod in writing:

15.2.1	details of any investments made by Sankaty and its Affiliates that involve the direct or indirect ownership of 20 (twenty) per cent. or more of the voting shares of an entity that may reasonably be regarded as operating in the handysize or supramax drybulk carrier sector (Relevant Sector); and

15.2.2	any appointment of Sankaty or any of its Affiliates, or any director, officer or employee of Sankaty or its Affiliates, to the position of director in any entity in the Relevant Sector.

15.3	Any such disclosure pursuant to this Clause 15.2 shall be made by Sankaty as soon as reasonably practicable relevant following Sankaty obtaining actual knowledge of such investment and/or position, as appropriate.

15.4	Each Party shall procure that each of its Affiliates that holds any Security shall vote and otherwise act at the same time and in the same manner as such Party in relation to any matter that is the subject of any provision of this Agreement.

16	CERTAIN TAX MATTERS

16.1	Reporting. Any Party shall be entitled (but not required) to appoint in its name and at its expense an accounting firm or other advisor to assist such Party (i) to determine whether any Group Company has been a “passive foreign investment company” or a “controlled foreign corporation” or a corporation having a similar status for purposes of the Code, (ii) to determine the consequences to the Parties of such status, and (iii) all such other information that is reasonably necessary for the Parties, or any direct or indirect investor in the Parties, to duly complete and file their income tax returns or may be reasonably necessary in connection with any tax audit or controversy, and the Company shall (and shall cause each Group Company to) co-operate with the Party and its advisors in this regard (including timely providing any factual information that that such Party and/or its advisors may reasonably request). In addition, at the request of a Party, the Company shall (and shall cause each Group Company to) cooperate with such Party in making and maintaining, or permitting the Party (or direct or indirect investor in the Party) to make and maintain, any election permitted under the Code (including a qualified electing fund election pursuant to Code Section 1295), but no Group Company shall be party to such election. Neither the Company nor the Administration Manager shall have any responsibility for determining what information may be required. The Party requesting the information shall specify the required information in writing giving reasonable time for the Company and the Administration Manager to prepare the information. If any Party requests tax information prepared by another Party’s tax advisors, the requesting Party agrees to share in the costs of such tax advisor pro rata.

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16.2	Tax Elections. As of the date of this Agreement, neither the Company nor any Group Company has at the date of this Agreement filed a “check-the-box” election pursuant to U.S. Treasury Regulation Section 301.7701-3 (Internal Revenue Service Form 8832). The Company agrees not to make any election to be treated as anything other than a corporation for United States federal income tax purposes without the prior unanimous consent of the Parties. Each Owner agrees upon the request of any Party to file a “check-the-box” election pursuant to U.S. Treasury Regulation Section 301.7701-3 (Internal Revenue Service Form 8832) electing to be treated as a disregarded entity of the Company, and to use its best endeavours to achieve an effective date on or before the date such Owner was acquired by the Company (i.e., within 75 days of the date such Owner was acquired), provided that each Owner shall be entitled to engage an internationally recognised accounting firm that is reasonably acceptable to such Party to prepare such Internal Revenue Service Form 8832 and that if the costs of such accounting firm exceed USD 20,000 (twenty thousand Dollars) in total for all Group Companies, then the Group Companies shall be entitled to recover the excess from the requesting Party.

16.3	Treaty Benefits. The Company shall use its reasonable efforts to benefit from the provisions of any tax treaty between Singapore, on the one hand, and Luxembourg or Mauritius, on the other hand. Each Party shall cooperate with the other Parties and the Company to determine if the Company is, from time to time, entitled to the benefits of any tax treaty between Singapore, on the one hand, and Luxembourg or Mauritius, on the other hand.

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16.4	Tax Structuring. The Company shall provide written notice to the Parties at least forty-five days prior to (i) any initial public offering of any Group Company or (ii) any distribution of cash by the Company to Sankaty. During the 30 day period after such notice has been provided, the Group Companies agree to cooperate in good faith with the Parties, and to consider such actions as may be reasonably requested by the Parties, to minimize any material adverse U.S. federal income tax consequences that may arise to the Parties, or any direct or indirect owner of the Parties, with respect to such transaction (including, if requested by Parties, filing a U.S. Internal Revenue Service Form 8832 with respect to the Company or one or more of the Group Companies). The Group Companies shall be entitled to obtain advice from an internationally recognised accounting firm in order to determine whether such action may have a material adverse effect on the Group Companies, or any of the Parties.

16.5	QEF Elections. In the event that any Party notifies the Company in writing that it (or any of its direct or indirect investors) intends to make a QEF Election for any calendar year, the Company shall, as soon as reasonably practical following the end of such calendar year (but in no event later than 90 days following the end of such calendar year) provide to such Party an annual PFIC information statement in the form specified in Treasury Regulation Section 1.1295-1(g). The Company shall be entitled to obtain advice from an internationally recognised accounting firm that is reasonably acceptable to the requesting Party in order to prepare annual PFIC information statement; provided that any reasonable costs of such accounting firm shall be borne pro rata by the requesting Parties.

16.6	Withholding Tax. Any withholding or any other taxes on interest on Shareholder Loans or on Distributions that are required by law shall be borne by the relevant Party (netted off Distributions or interest where applicable) and the amount of interest or Distribution shall not be grossed up by the Company. For purposes of determining the IRR, the amount of the Distribution declared shall be taken into account and not the amount net of any withholding or other taxes applied; provided, however, that if any withholding taxes are imposed on Distributions made to all Parties, then for purposes of determining the IRR, the amount of the Distribution declared shall be net of any such withholding taxes. The Company shall promptly provide the relevant Party with receipts showing payment of any withheld amounts to the appropriate taxing authority.

16.7	No Group Company shall be liable for any loss or expense in regard to any tax matters relating to any of the Parties or any of its direct or indirect investors except to the extent any Party is actually and prejudicially harmed by the wilful failure to provide accurate information or due to an unreasonable delay in providing the requested information.

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17	CONFIDENTIALITY

17.1	Each Party and the Company will (and will procure that any director appointed by it hereunder, any employee, adviser, agent or representative will) keep confidential and will not disclose to any person:

17.1.1	the details of this Agreement, the details of the negotiations leading to this Agreement, and the information handed over to such Party during the course of negotiations, as well as the details of all the transactions or agreements contemplated in this Agreement; and

17.1.2	any confidential information relating to the business or the operations and affairs of the Parties and the Group,

together, the Confidential Information.

17.2	The obligation of confidentiality placed on the Parties in terms of Clause 17.1 shall cease to apply in respect of any Confidential Information which:

17.2.1	is or becomes generally available to the public other than by the negligence or default of any Party or by the breach of this Agreement;

17.2.2	has lawfully become known by or come into the possession of any Party on a non-confidential basis from a source other than any other Party, having the legal right to disclose same;

17.2.3	is required to be disclosed in the audited financial statements of any Group Company (or the direct or indirect shareholders of any Group Company) by its auditor; or

17.2.4	is disclosed pursuant to a requirement from any applicable regulatory authority, recognised stock exchange, or by operation of law, regulation or court order, to the extent of compliance with such requirement only and not for any other purpose.

17.3	Before any public announcement or statement is made by any Party in relation to the Group, the Party issuing such public announcement or statement shall use its best endeavours to (a) provide each other Party, with a written draft of the proposed announcement or statement at least 3 (three) Business Days before the proposed time of the announcement, and (b) agree the wording and timing of such announcement or statement with each other Party.

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17.4	No Party shall be entitled to use by name, or make reference to, the participation of any other Party hereto in the capital of the Company or ownership of the Group, without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

17.5	Notwithstanding the terms of Clause 17.1:

17.5.1	the Parties may disclose any Confidential Information which they would otherwise be prohibited from doing so, to their Affiliates, or investors or limited partners and the directors, employees, agents, professional advisers or consultants of any such direct or indirect shareholders or investors or limited partners, to any bona fide prospective shareholders or investors or limited partners or their professional advisers or consultants, and to any bona fide third party prospective purchasers of the shares held by them, provided that any such Party procures that any such recipient is bound to substantially the same obligations of confidentiality contained therein; and

17.5.2	the Parties shall not to use any Confidential Information in competition with the Company.

17.5.3	each of the Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Parties undertakes not to use any Confidential Information for any unlawful purpose.

17.6	The restrictions contained in this Clause 17 shall continue to apply notwithstanding the termination of this Agreement for any reason for a period of 36 (thirty six) months following such termination. For the avoidance of doubt, this Clause 17.6 shall not affect any accrued rights, obligations or liabilities in existence prior to termination.

18	REPRESENTATIONS AND WARRANTIES

18.1	On the date of this Agreement and (to the extent applicable) thereafter on each day on which this Agreement remains in full force and effect, each Party and the Company represents and warrants to the other Party that:

18.1.1	it is a company duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has perpetual corporate existence and the capacity to sue or be sued in its own name, and has the power to own the property and assets that it presently owns and to continue to conduct the business it presently conducts;

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18.1.2	it has power to enter into and perform this Agreement and has taken all necessary corporate and other action required to authorise the execution and delivery of this Agreement and its performance according to its terms;

18.1.3	the execution and delivery of this Agreement and its performance according to its terms do not and will not:-

18.1.3.1.	contravene the constitutional documents of that Party;

18.1.3.2.	violate any law to which that Party is subject;

18.1.3.3.	result in a breach of, or default under, any agreement, instrument or arrangement to which that Party is a party or which is binding upon that Party or any of its assets.

18.2	On the date of this Agreement and (to the extent applicable) thereafter on each day on which this Agreement remains in full force and effect, the Company represents and warrants to each of the Parties that all of the Group Companies set out in Schedule 2 are wholly owned subsidiaries of the Company.

19	WAIVER

No exercise or failure to exercise or delay in exercising any right, power or remedy vested in any Party under or pursuant to this Agreement shall constitute a waiver by that Party of that or any other right, power or remedy.

20	COSTS AND TAXES

20.1	The Company shall pay all reasonable legal fees and disbursements of each Party in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, subject to a maximum amount of USD $450 000 (four hundred and fifty thousand Dollars). Any and all such claims shall be subject to the production of valid invoices or other such evidence as the Board may reasonably require.

21	ANTI-BRIBERY, ANTI-CORRUPTION AND SANCTIONS

21.1	The Parties shall each do all that is necessary and within their respective power and control to ensure that a Group Company will not directly or indirectly at any time offer, promise, give or receive any improper financial payment and/or other improper advantage to or from any person, customer or supplier (whether a public official or otherwise) with the intention of influencing them and obtaining or retaining an advantage in the conduct of the business of the Group. No Group Company will engage in any transaction with any and entity in or national of a country subject to Sanctions. In order to promote the achievement of the objectives set out in this Clause 21, the Board of the Company shall:

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21.1.1	adopt, apply and monitor an appropriate anti-bribery and anti-corruption and sanctions policy (the Policy), that takes into account all laws applicable to the Group and includes adequate procedures designed to prevent the behaviours referred to in this Clause 21;

21.1.2	maintain an appropriate process for employees to report, anonymously if desired, instances of bribery, corruption or fraudulent practices, or activities in contravention of Sanctions;

21.1.3	ensure that its employees are aware of and understand the Policy and the processes; and

21.1.4	ensure that reports are regularly presented to the Parties on the application and monitoring of the Policy and any reported incident.

21.2	The Parties shall use best endeavours and shall negotiate in good faith to agree the Policy within 12 (twelve) months of Completion on terms that comply with Clause 21.1 and are mutually acceptable to the Parties.

22	ASSIGNMENT

No Party may without the prior written consent of each other Party or (except as herein expressly provided) assign or transfer any of its rights or obligations under this Agreement, except in connection with a transfer of Securities permitted pursuant to Clause 13.

23	THIRD PARTY RIGHTS

A person or entity which is not a party to this Agreement may not enforce or otherwise have the benefit of any provision of this Agreement under the Contract (Rights of Third Parties) Act 1999.

24	SEVERABILITY

If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

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25	ENTIRE AGREEMENT

This Agreement (together with all agreements and documents executed contemporaneously with it or referred to in it) constitutes a statement of the entire agreement between the Parties in relation to its subject matter, and supersedes all prior agreements and understandings, whether oral or written, with respect to such subject matter.

26	SUPREMACY OF AGREEMENT

In case of any inconsistency or conflict between any provision of this Agreement and any provision of the Constitution or any of the other constitutional documents of a Group Company, the provisions of this Agreement shall prevail.

27	NOTICES, ETC.

27.1	Any notice or other communication hereunder (a Communication) shall be in the English language and be sent by letter or facsimile transmission addressed as follows (or as the intended recipient(s) shall have notified the sender in accordance with this Clause 27):

27.1.1	if to Grindrod:

200 Cantonment Road

#03-01 Southpoint

Singapore 089763

Tel: + 65 6323 0048

Fax: + 65 6323 0046

Attn: Chief Executive Officer

27.1.2	if to Sankaty:

Sankaty European Investments III S.Á.R.L.
4 Rue Lou Hemmer

L-1748 Luxembourg
Luxembourg

Attention: Myleen Basilio
Telephone: 352-26-78-66-54
Email: mbasilio@baincapital.com

with a copy (which shall not constitute notice) to:

Bain Capital Credit, Ltd.

Devonshire House, Mayfair Place
London W1J 8AJ

United Kingdom
Attention: Jessica Yeager

Email: j.yeager@baincapital.com

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27.2	Any Communication shall be deemed to have been delivered 7 (seven) days after having been sent by post, prepared and addressed as required by Clause 27.1. In the case of a facsimile transmission, delivery shall be deemed to have occurred at the time of completion of transmission thereof (as evidenced by error free transmission or answer-back slip), provided that it is received within normal working hours in the country of the addressee, if not, it shall be deemed received on the next following Business Day in such country.

27.3	Any Communication sent to or received by any of Sankaty or Grindrod shall be effected in accordance with Clause 27.1. If any Communication is to be sent to or received by an Affiliate of a Party, it shall be deemed to have been appropriately sent or received if addressed to the Party that is an Affiliate of such person.

28	NO PARTNERSHIP

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto and none of them shall have any authority to bind the other in any way.

29	VARIATION AND COUNTERPARTS

29.1	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each Party.

29.2	This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute one and the same agreement.

30	CONSEQUENTIAL LOSS

No Party shall in any circumstances be liable to any other Party for any special, indirect or consequential loss, including any loss of profit, loss of revenue, loss of use or loss of contract arising out of a breach of any of the terms of this Agreement, including without limitation any breach of any representation or warranty contained in this Agreement.

31	THE COMPANY AS PARTY

The Company agrees and acknowledges the terms of this Agreement and agrees to comply with its terms at all times.

32	GOVERNING LAW AND DISPUTE RESOLUTION

32.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales. The Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement, and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement, including the existence, validity or termination thereof, shall be brought in such courts and each Party each hereby irrevocably submits to the jurisdiction of such courts.

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32.2	Grindrod irrevocably appoints Grindrod Shipping Services UK Limited, at its registered office for the time being, presently at 8th Floor, St Magnus House, 3 Lower Thames St, London EC3R 6HD, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts.

32.3	Sankaty irrevocably appoints Sankaty Advisors, Ltd. (c/o Legal Counsel) at its registered office for the time being, presently at Devonshire House, 7th floor, Mayfair Place, London W1J 8AJ, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts.

32.4	Nothing in this Clause 32 shall limit the right of any Party to commence proceedings to enforce any judgment or award (Enforcement Proceedings) or to seek provisional, conservatory or protective relief (Interim Conservatory Proceedings) before any court of competent jurisdiction nor shall the commencement of any such Enforcement Proceedings or Interim Conservatory Proceedings in one or more jurisdictions preclude the taking of similar Enforcement or Interim Conservatory Proceedings in any other jurisdiction, whether concurrently or not.

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Signed and delivered as a Deed by SANKATY EUROPEAN INVESTMENTS III S.À R.L. acting by:	) ) )	sign here: /s/ Sally Dornaus

print name: Sally Dornaus, Class A Manager

In the presence of: Witness signature:		Witness sign here: /s/ Matthew Baker
Witness name:		print name: Matthew Baker
Witness address:
200 Clarendon St.
Boston, MA 02116

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Signed and delivered as a Deed by SANKATY EUROPEAN INVESTMENTS III S.À R.L. acting by:	) ) )	sign here: /s/ Myleen Tapawan Basilio
print name: Myleen Tapawan Basilio, Class B Manager
In the presence of: Witness signature:		Witness sign here: /s/ Grindale Gamboa
Witness name:		print name: Grindale Gamboa
Witness address:
4 rue Lou Hemmer
L-1748 Luxembourg

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Signed and delivered as a Deed by GRINDROD SHIPPING PTE. LTD. acting by:	) ) )	sign here: /s/ Stephen William Griffiths
print name: Stephen William Griffiths

In the presence of: Witness signature:		Witness sign here: /s/ Yvette Renee Kingsley-Wilkins
Witness name:		print name: Yvette Renee Kingsley-Wilkins

Witness address:		200 Cantonment Road
#03-01 Southpoint
Singapore 089763

Witness occupation:		COMPANY SECRETARY
)

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Signed and delivered as a Deed by IVS BULK PTE. LTD. acting by:	) )	sign here: /s/ Stephen William Griffiths
print name: Stephen William Griffiths
In the presence of: Witness signature:		Witness sign here: /s/ Yvette Kingsley-Wilkins
Witness name:		print name: Yvette Kingsley-Wilkins

Witness address:	200 Cantonment Road
#03-01 Southpoint
Singapore 089763

Witness occupation:	COMPANY SECRETARY

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SCHEDULE 1 RESERVED MATTERS

(1)	Any action that would have the effect of reducing a Minority Shareholder’s shareholding in the Company to fall below 25% or otherwise cause the loss of such Minority Shareholder’s rights to these Reserved Matters (provided that any dilution of a Minority Shareholder’s shareholding in the Company as a result of such Minority Shareholder not exercising its rights to purchase portions of any Conversion Shares as contemplated in Clause 4, shall not fall within the ambit of this Reserved Matter; provided further, that any reduction of a Minority Shareholder’s shareholding in the Company below 25% as a result of such Minority Shareholder not exercising its rights to purchase portions of any Conversion Shares as contemplated in Clause 4 will be ignored solely for purpose of determining whether such Minority Shareholder is entitled to continue to exercise its rights with respect to the Reserved Matters);

(2)	Change in scope of (or cessation of) the business of any Group Company;

(3)	Filing of bankruptcy involving any Group Company;

(4)	Acquisitions or sales of material assets, contracts, rights, or other property, on such terms as are disproportionately adverse as to Minority Shareholder, on the one hand, versus the Majority Shareholder or any of its affiliates (other than the Group Company) on the other hand;

(5)	Approval of the calculations of dividends hereunder, return of share capital, reduction in share capital, additional equity issuances, or exit events including asset sale(s) or an initial public offering;

(6)	Assumption or guarantee of any indebtedness for borrowed money (or amendments or supplements to the terms of any existing indebtedness) or the creation of any lien or encumbrance over any assets of any Group Company;

(7)	Entry into, or material changes to, any material contracts that are disproportionately adverse as to the Minority Shareholder on the one hand, versus the Majority Shareholder or any of its affiliates (other than the Group Company) on the other hand;

(8)	Entry into (or amendments or modifications to) any related party transactions, including (but not limited to):

a.	Any Management Agreement and any other agreement involving the Majority Shareholder or any of its Affiliates;

b.	Ship employment strategy (spot or long term) that is disproportionately adverse as to any Group Company, on the one hand, versus the Majority Shareholder (or any of its Affiliates) on the other hand; and

c.	Withdrawal of ships from the Pool in a manner that is disproportionately adverse as to any Group Company, on the one hand, versus the Majority Shareholder (or any of its Affiliates) on the other hand.

(9)	Transactions with any party other than on arm’s length terms;

(10)	Change in, creation of, issue of, transfer of or cancellation of shares, formation of joint ventures or mergers, creation of any subsidiary or acquisition of or subscription for any shares in any entity other than an existing Group Company;

(11)	Any (i) reorganization, or (ii) amendment to the Shareholders Agreement, Constitution, or other governing documents, in each case in a manner adverse to the Minority Shareholder;

(12)	Change in accounting policies or financial year end date which shall initially be 31 December;

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(13)	Initiate or settle any material litigation or other material dispute;

(14)	Change in the Company name;

(15)	Approval of any capital expenditures not contemplated by the annual budget;

(16)	Change of auditors; and

(17)	Delegation to or formation of a Board subcommittee other than if the composition of such subcommittee is in the same proportions as the composition of the Board with regard to Directors appointed by (and the respective rights of) the Majority Shareholder and Minority Shareholder respectively.

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SCHEDULE 2

COMPANY, OWNERS AND VESSELS

PART A – THE COMPANY

IVS Bulk Pte. Ltd., registration number 201114306Z with registered address at 200 Cantonment Road, #03- 01 Southpoint, Singapore, 089763.

PART B – THE OWNERS AND VESSELS:

Name of Owner		Name of Vessel
1.	IVS Bulk 543 Pte. Ltd.	Kanda 543
2.	IVS Bulk 545 Pte. Ltd.	Kanda 545
3.	IVS Bulk 541 Pte. Ltd.	Kanda 541
4.	IVS Bulk 554 Pte. Ltd.	Kanda 554
5.	IVS Bulk 5855 Pte. Ltd.	SKDY 5855
6.	IVS Bulk 709 Pte. Ltd.	Onomichi 709
7.	IVS Bulk 5858 Pte. Ltd.	SKDY 5858

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Annex A - Default Call Option Notice

To	:	[Name of Affected Party]

From	:	[Name of Non-Affected Party]

We refer to the Shareholders’ Agreement (the Shareholders’ Agreement) dated [●] made between you, us and the Company. Terms defined in the Shareholders’ Agreement have the same meaning herein.

We hereby give you notice that we require you to sell to us in accordance with the terms and conditions of the Default Call Option, the Affected Party’s Securities, such sale to be completed on the date specified in Clause 10 of the Shareholders’ Agreement.

Yours faithfully

for and on behalf of

[Name of Non-Affected Party]

By	:

Name	:

Title	:

Date	:

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SCHEDULE 3

DEED OF ADHERENCE

THIS DEED is made the____day of______________by [●] of [ADDRESS] (the “New Securityholder”).

WHEREAS:

(A)	On_____________________the New Securityholder [subscribed for / executed an agreement under which [●] (the “Transferor”) agreed to transfer] those classes and numbers of securities of IVS Bulk PTE. Ltd. as are set out in the Schedule hereto (the “Securities”); and

(B)	This Deed is entered into in compliance with the terms of Clause 13 of the shareholders’ agreement dated [●] made between the Sankaty, Grindrod and the Company (each as defined therein) (which agreement is herein referred to as the “Agreement”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	The New Securityholder hereby agrees to be bound by the Agreement in all respects as if the New Securityholder were an original party to the Agreement and to perform all the obligations expressed to be imposed on the Transferor to be performed on or after the date hereof and to be subject to all provisions of this Agreement that would have been applicable if the Transferor still held the Securities.

3.	The New Securityholder hereby undertakes and covenants to immediately transfer the Securities to the Company (or its nominee) if the grounds upon which the New Securityholder is permitted to hold such Securities under the Agreement cease to exist.1

4.	This Agreement is made for the benefit of:

(a)	the original and current parties to the Agreement; and

(b)	any other person or persons who may after the date of the Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Agreement and are permitted to do so by the terms thereof, and this Deed shall be irrevocable without the written consent of the Company and all Shareholders for so long as the New Securityholder directly or indirectly holds any securities of IVS Bulk PTE. Ltd.

1 Note: only relevant to Affiliate transfers.

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5.	Words and expressions defined in the Agreement shall bear the same meanings herein (unless the context otherwise requires).

6.	This Deed shall be governed by and shall be construed in accordance with the laws of England and Wales. The competent courts of England and Wales shall have exclusive jurisdiction in respect of any matter of dispute arising hereunder.

IN WITNESS WHEREOF this Deed of Adherence is executed as a deed on the date and year first above written.

[●]

in the presence of:

Witness

Name (please print)

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